Exhibit 10.18

AMERICAN STANDARD EUROPE BVBA	Chaussée de Wavre 1789 box 15
B - 1160 Brussels - Belgium
Tel: +32 (0)2 663 98 00
Fax: +32 (0)2 675 43 42

Mr . Christian Wiehen

WABCO Vehicle Control Systems

Chaussée de Wavre 1789

B-1160 Brussels

Belgium

6 December 2002

Dear Mr. Wiehen :

This is to confirm terms and conditions of your expatriate assignment to Brussels as “Vice President Product Marketing and Development” WABCO Vehicle Control Systems. In this capacity you will be an employee of American Standard Europe BVBA, in Brussels. The WABCO Seniority will be recognized.

The terms and conditions become effective on January 1, 2003 and will apply for the duration of your assignment, expected to be a minimum of three years, or until you are advised of any change.

LOCATION

You will be located in Brussels, Belgium.

SALARY COMPENSATION

Your base salary will be 190.580 €. This salary will be reviewed periodically. It is taxable in Belgium.

HOUSING ALLOWANCE

As long as you maintain two households—one in Belgium and one in Germany—American Standard Europe BVBA will pay a temporary housing allowance of 1.000 € per month. This arrangement will be reviewed after 2 years.

EMPLOYEE BENEFITS

During the assignment in Brussels you will remain a participant in the German social security System and are entitled to the benefits of the company pension agreement between yourself and WABCO GmbH & Co. OHG. In this respect WABCO GmbH & Co. OHG will pay the relevant premiums (employer portion) to the German State Pension, Health Insurance, Unemployment Insurance and Care Insurance as long as the Belgian government authorities exempt you and American Standard Europe BVBA from paying contributions to the Belgian Social Security System. A change between the Social Security Systems will not lead to any disadvantages. You and your family will not be covered by American Standard Benefits Plans as far as medical and dental care is concerned. WABCO GmbH & Co. OHG will continue to reimburse you for the costs of your private home telephone line in Germany.

RGB 653.750

TVA BE 475.956.135

ABN AMRO 720.5404624.87

AMERICAN STANDARD EUROPE BVBA	Chaussée de Wavre 1789 box 15
B - 1160 Brussels - Belgium
Tel: +32 (0)2 663 98 00
Fax: +32 (0)2 675 43 42

TRANSPORTATION

During the assignment in Brussels, a company car will be available to you that can also be utilized for private use. You will have the usage of a petrol card at the expense of the company. Travel expenses will be reimbursed in line with the policies of American Standard Europe BVBA.

RELOCATION

To assist the relocation from Hannover to Brussels, American Standard Europe BVBA, will

•	Pay for the shipping of reasonable personal and household effects.

•	Give consideration to reimbursing you for any other reasonable expenses directly associated with the move.

REPATRIATION

At the completion of the assignment in Brussels you will be transferred back to Hannover. American Standard Europe BVBA will reimburse you for the costs of relocation back to Hannover, Germany.

As an employee of American Standard Europe BVBA you will be subject to the personnel procedures, policies, and benefit plans of American Standard, except as otherwise modified herein.

Should you require further information or clarification on any of the above terms, please let me know. Otherwise, I would appreciate it if you would acknowledge your acceptance of these terms and conditions by signing the enclosed duplicate copy of this letter and returning it to my attention at your earliest convenience.

Helmut Sander	Christian Wiehen
Vice President Human Resources and Organization Development

RGB 653.750

TVA BE 475.956.135

ABN AMRO 720.5404624.87